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Filed Pursuant to Rule 433
Registration Statement No. 333-134327

Pricing Term Sheet
December 2, 2008

Hewlett-Packard Company

Fixed Rate Global Notes due March 1, 2014

Issuer:	Hewlett-Packard Company
Ticker:	HPQ
Format:	SEC Registered Global
Anticipated Security Ratings:	A2 (Moody's Investors Service) / A (Standard & Poor's) / A+ (Fitch Ratings)
Trade Date:	December 2, 2008
Settlement Date:	December 5, 2008
Maturity Date:	March 1, 2014
Aggregate Principal Amount Offered:	$2,000,000,000
Price to Public (Issue Price):	99.561%
Benchmark:	2.000% due November 30, 2013
Benchmark Yield	1.627%
Interest Rate:	6.125%
Interest Payment Dates:	Semi-annual on the 1st of March and September of each year, beginning on March 1, 2009
Optional Redemption:	Greater of Par or Make-Whole at Treasury Rate +50 basis points
Joint Bookrunners:	Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Greenwich Capital Markets, Inc.
Senior Co-Managers:	Mitsubishi UFJ Securities International plc Barclays Capital Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Wells Fargo Securities, LLC
Co-Manager:	Wachovia Capital Markets LLC

        The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Banc of America Securities LLC at 800-294-1322, (2) Credit Suisse Securities (USA) LLC at 800-221-1037 or (3) Morgan Stanley & Co. Incorporated at 866-718-1649.

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  Filed Pursuant to Rule 433 Registration Statement No. 333-134327
  Pricing Term Sheet December 2, 2008
Hewlett-Packard Company Fixed Rate Global Notes due March 1, 2014